Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida
(808) 946-1400

Territorial Bancorp Inc. Announces Second Quarter 2020 Results

•	Net income for the three months ended June 30, 2020 was $4.29 million compared to $5.06 million for the three months ended June 30, 2019. The decrease in net income occurred primarily because the Company recorded a $1.40 million loan loss provision in the three months ended June 30, 2020. The increase in loan loss provision occurred primarily from an increase in the qualitative factors used to calculate the allowance for loan losses. The qualitative factors increased because Hawaii’s unemployment rate has risen due to the government mandates to minimize the spread of COVID-19.
•	Fully-diluted earnings per share for the three months ended June 30, 2020 was $0.47 per share compared to $0.54 per share for the three months ended June 30, 2019.
•	Net interest margin was 2.94% for the three months ended June 30, 2020 compared to 2.87% for the three months ended March 31, 2020.
•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 42nd consecutive quarterly dividend.

Honolulu, Hawaii, July 30, 2020 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the ‘'Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.29 million or $0.47 per diluted share for the three months ended June 30, 2020.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on August 27, 2020 to stockholders of record as of August 13, 2020.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “The Company continued to perform well in the second quarter of 2020 despite the economic uncertainties created by COVID-19. Our net interest margin and net interest income rose in the second quarter and our asset quality continues to be strong. Our strong capital position should allow the Company to work through the challenges we face.”

Interest Income

Net interest income increased to $14.77 million for the three months ended June 30, 2020 from $14.66 million for the three months ended June 30, 2019. Total interest income was $18.01 million for the three months ended June 30, 2020 compared to $19.11 million for the three months ended June 30, 2019. The $1.11 million decrease in total interest income is primarily due to a $778,000 decrease in interest earned on loans and a $237,000 decrease in interest income on investment securities. The decline in interest income on loans receivable is primarily due to an 11 basis point decrease in the average yield on loans receivable and a $36.41 million decrease in the average loan balance. The decrease in the average yield on loans occurred with the payoff of higher yielding loans and the addition of new loans with lower yields to the loan portfolio. The decrease in the average loan balance occurred as loan repayments, sales and loan securitization transactions exceeded the origination of new loans. During the quarter ended March 31, 2020, the Bank securitized $9.52 million of mortgage loans into mortgage-backed securities (MBS) to increase the Bank’s liquid assets. The securitization transaction increased investment securities and lowered loans receivable. The decrease in interest income on investment securities occurred because of a 15 basis point decrease in the average yield and a $13.75 million decrease in the average balance of investment securities. The decrease in the average securities yield occurred as higher yielding securities were paid-off. The decline in the average balance of investment securities occurred because of an increase in security repayments and the sale of securities.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $3.24 million for the three months ended June 30, 2020 from $4.45 million for the three months ended June 30, 2019. Interest expense on deposits decreased by $1.15 million to $2.36 million for the three months ended June 30, 2020 from $3.51 million from June 30, 2019. The decrease in interest expense on deposits occurred because of a 28 basis point decrease in the average cost of deposits and a $20.37 million decrease in the average savings balance. The decrease in the average cost of deposits occurred as the interest rates offered on deposits were lowered in response to the decline in short-term interest rates. The decrease in the average savings balance occurred because of a planned decrease in public deposits. Interest expense on Federal Home Loan Bank (FHLB) advances decreased by $68,000 to $829,000 for the three months ended June 30, 2020 from $897,000 for the three months ended June 30, 2019. The $68,000 decrease in interest expense on FHLB advances occurred because of a 61 basis point decrease in the average cost of advances which was partially offset by a $20.88 million increase in the average FHLB advance balance. The decrease in the average cost of advances occurred because of a decrease in advance rates. The increase in the average FHLB advance balance and in the average cost of advances occurred as the Bank obtained long-term advances to reduce interest rate risk. During the quarter ended June 30, 2020, there was a $1.40 million loan loss provision compared to a $51,000 reversal of loan loss provision for the quarter ended June 30, 2019. The increase in loan loss provisions occurred primarily from an increase in the qualitative factors used to calculate the allowance for loan losses. The qualitative factors were increased because Hawaii’s unemployment rate has risen due to the government mandates to minimize the spread of COVID-19.

Noninterest Income

Noninterest income was $1.46 million for the three months ended June 30, 2020 compared to $1.27 million for the three months ended June 30, 2019. The increase in noninterest income was primarily due to a $349,000 increase in the gain on sale of investment securities and a $259,000 increase in the gain on sale of loans. The increase in the gain on sale of investments and loans was partially offset by a $460,000 decrease in other income. In the three months ended June 30, 2019, other income included $419,000 of proceeds on bank-owned life insurance.

Noninterest Expense

Noninterest expense was $8.97 million for the three months ended June 30, 2020 compared to $9.51 million for the three months ended June 30, 2019. The decrease in noninterest expense was primarily due to a $466,000 decrease in salaries and benefit expenses and a $199,000 decrease in other general and administrative expenses. The decrease in salaries and benefits was primarily due to a $305,000 increase in the credit to salary expense for originating new loans and a $176,000 decrease in the cost of the employee stock ownership (ESOP) plan. More loans were originated in the three months ended June 30, 2020 than in the three months ended June 30, 2019. The increase in loan originations raised the credit to salary expense for the cost of new loan originations. The decrease in the ESOP plan expenses is primarily due to a decline in the Company’s stock price, which was used to calculate this expense. The reduction in general and administrative expenses is primarily due to a decrease in accounting and auditing expenses and advertising expenses. The decrease in these expenses was offset by a $146,000 increase in equipment expense, which consisted primarily of higher service bureau expenses.

Income Taxes

Income tax expense for the three months ended June 30, 2020 was $1.57 million with an effective rate of 26.78% compared to $1.42 million with an effective tax rate of 21.85% for the three months ended June 30, 2019. The increase in income tax expense is primarily due to a $170,000 reduction in the income tax benefits related to the exercise of stock options. In addition, income tax expense for the three months ended June 30, 2019 included $419,000 of proceeds on bank-owned life insurance that was not taxable, which lowered the effective tax rate.

Assets and Equity

Total assets were $2.09 billion at June 30, 2020 and at December 31, 2019. Loans receivable decreased by $47.22 million to $1.54 billion at June 30, 2020 from $1.58 billion at December 31, 2019. The decrease in loans receivable occurred as loan repayments, sales and loans securitized into MBS exceeded new loan originations. Investment securities decreased by $31.35 million to $332.53 million at June 30, 2020. The decrease in investment securities occurred because the principal repayments and the sale of securities exceeded the amount of securities created in the loan securitization transaction. Deposits increased to $1.65 billion at June 30, 2020 from $1.63 billion at December 31, 2019. Advances from the FHLB decreased by $15.00 million to $141.00 million at June 30, 2020 as maturing advances were paid off. Cash and cash equivalents increased to $126.19 million at June 30, 2020 from $44.81 million at December 31, 2019. The increase in cash and cash equivalents was primarily due to an increase in loan and security repayments and in deposits. Total stockholders’ equity increased to $244.03 million at June 30, 2020 from $243.89 million at December 31, 2019. The increase in stockholders’ equity occurred as the Company’s net income and the increase in capital from the exercise of stock options and the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

During the quarter ended June 30, 2020, the Company repurchased $2.46 million, or 98,769 shares, to complete its ninth share repurchase program. Through June 30, 2020, the Company repurchased 3,705,677 shares in all of its share repurchase programs. The shares repurchased represent 30.29% of the total shares issued in its initial public offering.

As of June 30, 2020, the Company has 34,582 outstanding, exercisable stock options. The exercise of options would increase the number of shares outstanding, which among other things, would reduce earnings per share.

Asset Quality

The Company had $135,000 of delinquent mortgage loans 90 days or more past due at June 30, 2020 compared to no delinquent mortgage loans 90 days or more past due at December 31, 2019. Delinquent loans exclude loans which are receiving forbearance because of COVID-19. Non-performing assets totaled $763,000 at June 30, 2020 compared to $736,000 at December 31, 2019. The ratio of non-performing assets to total assets was 0.04% at June 30, 2020 and at December 31, 2019. The allowance for loan losses at June 30, 2020 was $4.26 million and represented 0.28% of total loans compared to $2.71 million and 0.17% of total loans as of December 31. 2019.

COVID-19

The State of Hawaii has been affected by COVID-19. Like other states, Hawaii mandated that many non-essential businesses close temporarily and the public self- quarantine to limit the spread of COVID-19. Hawaii also imposed a 14-day quarantine for any out-of-state visitors and residents returning to the State. The 14-day quarantine reduced the number of visitors to the State from 30,000 per day during the same period last year to a few hundred per day. The tourism industry is the largest sector of Hawaii’s economy and the reduction in the number of visitors to the State and the stay-at-home mandate resulted in the layoff and furlough of workers and increased the State’s unemployment rate. The 14-day quarantine is tentatively scheduled to end on September 1, 2020. At that time, visitors to the State and returning residents would not be subject to the 14-day quarantine provided they tested negative for COVID-19 within 72 hours prior to arriving in Hawaii.

To assist customers during COVID-19, the Company has:

•	Provided forbearance to borrowers who have experienced financial difficulties because of COVID-19;
•	Originated 22 Paycheck Protection loans totaling $1.70 million;
•	Waived early withdrawal penalties on certificates of deposit; and
•	Waived fees for withdrawals from automated teller machines.

As of July 09, 2020, the Company received forbearance requests totaling $164.21 million or 10.67% of total loans receivable. $158.96 million of these loan forbearance inquiries consist of one- to four-family residential mortgage loans and represent 10.32% of the total loans receivable. The Company believes these loans are currently well secured as the ratio of the current loan balance to the current tax-assessed value of the property securing these mortgage loans averages 55.69%. One- to four-family residential mortgage loans represent 97.01% of the Company’s total loan portfolio balance. These one- to four-family residential mortgage loans are well-secured as the ratio of the current loan balance to the current tax-assessed value of the property securing these loans averages 48.76%. The Company has also received forbearance requests on $5.25 million of non-residential mortgage loans, which represent 0.35% of the total balance of loans receivable.

In the loan forbearance program, borrowers will be allowed to defer interest payments for six months. To qualify for the Bank’s forbearance program, (1) a loan modification must be related to COVID-19, (2) the loan must not be more than 30 days past due as of December 31, 2019, and (3) the loan modification agreement must be executed between March 1, 2020 and the earlier of (A) 60 days after the date of the termination of the National Emergency or (B) December 31, 2020. For residential mortgage loans, the deferred interest will be payable within five years after the six-month deferral period ends. The term of the loan will be extended by six months to allow the loan to fully amortize. During the forbearance period, the borrowers are required to continue to make their escrow payments which will include insurance, property tax and maintenance fee payments. Through June 30, 2020, all of the borrowers who received forbearance made their escrow payments.

Bank regulators issued an interagency statement on March 22, 2020 and on April 7, 2020 which encouraged financial institutions to work with borrowers who were impacted by COVID-19. The interagency statement indicated that loans, which were less than 30 days past due when they were modified, and receive short-term modifications of six months or less, are not considered to be delinquent or troubled-debt restructurings and are not reported as non-accrual. The Company will grant loan forbearances using the criteria in the interagency statement.

Since the beginning of the year, and through June 30, 2020, the Company has not seen an increase in loan delinquencies, significant changes in deposits or significant drawdowns on any lines of credit. Loan delinquencies do not include loans requesting forbearance because of COVID-19. The Company does not have any commercial loans to hotels, businesses in the transportation industry, restaurants or retail establishments.

Seven of the Company’s 29 branch offices were closed temporarily during the quarantine because of the reduced demand for banking services. Six of these seven branches have reopened and most employees, who were working from home or in the branch offices to maintain social-distancing, have returned to work.

The Company’s ninth share repurchase program was completed in the three months ended June 30, 2020. Due to the uncertainty surrounding COVID-19, the Company has not announced a new share repurchase program.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;
•	statements regarding our business plans, prospects, growth and operating strategies;
•	statements regarding the asset quality of our loan and investment portfolios; and
•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest income:
Loans	$15,225	$16,003	$30,682	$31,611
Investment securities	2,610	2,847	5,390	5,718
Other investments	170	264	514	490
Total interest income	18,005	19,114	36,586	37,819

Interest expense:
Deposits	2,364	3,514	5,488	6,738
Advances from the Federal Home Loan Bank	829	897	1,724	1,452
Securities sold under agreements to repurchase	46	41	91	131
Total interest expense	3,239	4,452	7,303	8,321

Net interest income	14,766	14,662	29,283	29,498
Provision (reversal of provision) for loan losses	1,395	(51)	1,612	(46)

Net interest income after provision for loan losses	13,371	14,713	27,671	29,544

Noninterest income:
Service fees on loan and deposit accounts	535	485	988	923
Income on bank-owned life insurance	200	210	403	417
Gain on sale of investment securities	419	70	597	2,787
Gain on sale of loans	259	—	666	6
Other	48	508	108	580
Total noninterest income	1,461	1,273	2,762	4,713

Noninterest expense:
Salaries and employee benefits	5,264	5,730	10,948	11,416
Occupancy	1,626	1,578	3,271	3,170
Equipment	1,164	1,018	2,284	2,111
Federal deposit insurance premiums	74	143	74	287
Other general and administrative expenses	843	1,042	1,932	2,301
Total noninterest expense	8,971	9,511	18,509	19,285

Income before income taxes	5,861	6,475	11,924	14,972
Income taxes	1,570	1,415	3,160	3,388
Net income	$4,291	$5,060	$8,764	$11,584

Basic earnings per share	$0.47	$0.55	$0.95	$1.26
Diluted earnings per share	$0.47	$0.54	$0.94	$1.24
Cash dividends paid per common share	$0.23	$0.32	$0.46	$0.54
Basic weighted-average shares outstanding	9,092,287	9,172,376	9,164,877	9,170,825
Diluted weighted-average shares outstanding	9,139,135	9,276,680	9,228,421	9,294,327

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	June 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$126,192	$44,806
Investment securities available for sale at fair value	4,212	8,628
Investment securities held to maturity, at amortized cost (fair value of $351,799 and $371,305 at June 30, 2020 and December 31, 2019, respectively).	332,533	363,883
Loans held for sale	2,840	470
Loans receivable, net	1,537,567	1,584,784
Federal Home Loan Bank stock, at cost	8,144	8,723
Federal Reserve Bank stock, at cost	3,134	3,128
Accrued interest receivable	6,469	5,409
Premises and equipment, net	4,496	4,370
Right-of-use asset, net	11,912	11,580
Bank-owned life insurance	45,516	45,113
Deferred income tax assets, net	2,865	2,619
Prepaid expenses and other assets	2,707	2,800
Total assets	$2,088,587	$2,086,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,645,312	$1,631,933
Advances from the Federal Home Loan Bank	141,000	156,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	23,954	23,038
Lease liability	12,542	12,183
Income taxes payable	4,862	2,305
Advance payments by borrowers for taxes and insurance	6,890	6,964
Total liabilities	1,844,560	1,842,423

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,513,867 and 9,681,493 shares at June 30, 2020 and December 31, 2019, respectively.	95	97
Additional paid-in capital	60,606	65,057
Unearned ESOP shares	(4,159)	(4,404)
Retained earnings	195,348	190,808
Accumulated other comprehensive loss	(7,863)	(7,668)
Total stockholders’ equity	244,027	243,890
Total liabilities and stockholders’ equity	$2,088,587	$2,086,313

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	June 30,
	2020	2019
Performance Ratios (annualized):
Return on average assets	0.83%	0.98%
Return on average equity	7.05%	8.39%
Net interest margin on average interest earning assets	2.94%	2.93%
Efficiency ratio (1)	55.28%	59.69%

	At June	At December
	30, 2020	31, 2019
Selected Balance Sheet Data:
Book value per share (2)	$25.65	$25.19
Stockholders' equity to total assets	11.68%	11.69%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$135	$0
Non-performing assets (3)	$763	$736
Allowance for loan losses	$4,256	$2,712
Non-performing assets to total assets	0.04%	0.04%
Allowance for loan losses to total loans	0.28%	0.17%
Allowance for loan losses to non-performing assets	557.80%	368.48%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned. Amounts are net of charge-offs